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                     November 20, 2023

       John Wall
       Chief Financial Officer
       Cadence Design Systems, Inc.
       2655 Seely Avenue, Building 5
       San Jose, California 95134

                                                        Re: Cadence Design
Systems, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 000-15867

       Dear John Wall:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Stephanie Wells